Exhibit 21

SUBSIDIARIES OF VISTA GOLD CORP.

Name of Subsidiary	Jurisdiction of Organization
Vista Gold U.S. Inc.(1)	Delaware
Vista California, LLC.(5)	California
Idaho Gold Resources LLC(5)	Idaho
Granges Inc.(1)	British Columbia, Canada
Minera Paredones Amarillos Holdings Corp(1).	British Columbia, Canada
Minera Paredones Amarillos S.A. de C.V.(7)	Mexico
Servicios Administrativos MPA S.A. de C.V.(8)(9)	Mexico
Servicios Industriales MPA S.A. de C.V.(8)(9)	Mexico
Vista Gold (Barbados) Corp.(1)	Barbados
Salu Siwa Pty. Ltd.(2)	Australia
PT Masmindo Dwi(3)(6)	Indonesia
Vista Minerals (Barbados) Corp.(1)	Barbados
Vista Australia Pty. Ltd.(4)	Australia

(1)	100% owned by Vista Gold Corp.

(2)	100% owned by Vista Gold (Barbados) Corp.

(3)	99% owned by Salu Siwa Pty. Ltd.

(4)	100% owned by Vista Minerals (Barbados) Corp.

(5)	100% owned by Vista Gold U.S. Inc.

(6)	1% owned by Vista Gold (Barbados) Corp.

(7)	100% owned by Minera Paredones Amarillos Holdings Corp.

(8)	99% owned by Minera Paredones Amarillos Holdings Corp.

(9)	1% owned by Granges Inc.